                            ADVANCED MAGNETICS, INC.





           Exhibit 11 - Statement Re Computation of Per Share Earnings Attached to and made part of Part II of Form 10-Q for the
   Three-Month and Nine-Month Periods Ended June 30, 1997 and 1996 (unaudited)


                                                                  Three-Month Periods           Nine-Month Periods
                                                                     Ended June 30,               Ended June 30,
                                                                     --------------               --------------

                                                                   1997          1996           1997          1996
                                                                   ----          ----           ----          ----

Weighted average number of shares
   issued and outstanding ..................................     6,730,188     6,768,705     6,746,482     6,762,983

Assumed exercise of options, reduced by the number of shares which could have been purchased
with the proceeds of those options .........................          --            --          68,405          --


As adjusted ................................................     6,730,188     6,768,705     6,814,887     6,762,983
                                                                 =========     =========     =========     =========


Note: calculations for the assumed exercise of options, reduced by the number of shares which could have been purchased with the proceeds of those options, are not used during periods in which there are losses, since their use would be anti-dilutive.





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